Calculation of Filing Fee Tables
S-8
AEMETIS, INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	457(a)	2,749,217	$ 1.76	$ 4,838,621.92	0.0001381	$ 668.21
Total Offering Amounts:						$ 4,838,621.92		$ 668.21
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 668.21
Offering Note
[1]	(a) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement includes an indeterminate number of additional shares which may be offered to prevent dilution from stock splits, stock dividends, recapitalization or other similar transactions effected without consideration that results in an increase in the number of the Registrant's outstanding Common Stock. (b) The quantity of Common Stock registered represents the additional shares to be registered of Common Stock available for issuance under the Aemetis, Inc. Amended and Restated 2019 Stock Plan resulting from an automatic annual increase. (c) The estimate of the offer price per unit is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant is the average of the high and low prices of the Registrant's common stock as reported by NASDAQ on March 12, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources